UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

EXP WORLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-168025

Delaware	98-0681092
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1321 King Street, Suite 1
Bellingham, WA 98229
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 685-4206

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Agreement.

On July 29, 2016, eXp World Holdings, Inc. (the “Company”) was pleased to announce the appointment of Russ Cofano to serve as Chief Strategy Officer and General Counsel.

Mr. Cofano’s appointment was made pursuant to an employment offer letter effective on July 29, 2016. The offer letter provides that Mr. Cofano will be employed on an “at-will” basis with a base annual salary of $175,000, with an additional cash component of up to $25,000 tied to the achievement of specific performance milestones. Pursuant to the terms of the offer letter and with the Board’s approval, Mr. Cofano received 96,000 shares of the Company’s restricted common stock, to be vested as to 1/16th upon the completion of each three-month period commencing at Mr. Cofano’s start date, such that the award will be fully vested after four years of continuous employment. In addition, Mr. Cofano was granted a performance-based grant of up to an additional 32,000 shares of restricted stock, with vesting subject to the achievement of to-be-determined performance milestones and time vesting.

Pursuant to the offer letter, Mr. Cofano is entitled to an option to purchase 500,000 shares of the Company’s common stock, with an exercise price equal to $1.77. The option shares vest as to 1/16th of the award upon the completion of each three-month period commencing on Mr. Cofano’s start date, such that the option award shall be fully vested after four years of continuous employment. In addition, Mr. Cofano was granted a performance-based option award with same exercise price of $1.77, to purchase up to an additional 150,000 shares of the Company’s common stock, with vesting subject to the achievement of performance milestones and time vesting. Finally, Mr. Cofano is subject to a non-competition provision for a period of three years following the termination of his employment with the Company.

The foregoing description of the employment offer letters for Mr. Cofano is a summary only. A copy of the press release announcing Mr. Cofano’ appointment is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2016

EXP WORLD HOLDINGS, INC.

By:	/s/ Alan Goldman
Alan Goldman Chief Financial Officer

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